Exhibit 99.2

April 10, 2003

As mentioned in previous earnings conference calls, starting with the first quarter of 2003 our financial statements will reflect:

•	The combination of Pepsi-Cola North America (PCNA) and Gatorade/Tropicana North America (GTNA) into PepsiCo Beverages North America (PBNA);

•	The combination of Frito-Lay International (FLI) and PepsiCo Beverages International (PBI) into PepsiCo International (PI);

•	The change in the reporting calendar for the Quaker U.S. businesses (Gatorade and Quaker snacks and US Foods) from months to fiscal periods; and

•	The reclassification of divested businesses from line of business results to a separate line item. Divested businesses include our Quaker Foods North America (QFNA) Mission pasta business, which was sold in 2003, as well as our QFNA bagged cereal business and our FLI Colombia and Venezuela foods businesses, sold in 2002. The businesses sold in 2002 were reclassified and reflected as divested businesses in our 2002 Annual Report.

These changes do NOT affect full year total volume, total net sales, total operating profit, net income or earnings per share. The changes simply adjust results by quarter and by division.

To present prior year information on the same basis as 2003, we have attached Excel schedules which show:

•	Schedule I—Adjusted reported revenue, operating profit, net income and EPS by quarter and full year for 2002 and 2001;

•	Schedule II—Adjusted comparable revenue, operating profit, net income and EPS by quarter and full year for 2002 and 2001;

•	Schedule III—Adjusted volume growth by quarter for 2002 and full year for 2002 and 2001;

•	Schedule IV—A comparison of the adjusted comparable growth rates with originally communicated comparable growth rates;

•	Schedule V—A reconciliation of PepsiCo’s adjusted reported results with the adjusted comparable results; and

•	Schedule VI—A summary of PepsiCo’s reporting calendar by division.

These schedules are also posted on our website at www.pepsico.com.

Please notice that quarterly 2002 reported and comparable EPS, as adjusted, differ from the previously communicated EPS numbers. Full year 2002 reported and comparable EPS remain unchanged. To the extent that your models provide quarterly historical or 2003 details, you may wish to adjust your comparative results to avoid any confusion when we issue our first quarter results on April 17.